Exhibit 2.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “First Amendment”), dated January 29, 2010, is entered into between Regan Holding Corporation, a California corporation (“Regan”) and The Legacy Alliance Inc., a Delaware corporation (“Legacy”).

WHEREAS, Regan and Legacy entered into that certain Agreement and Plan of Merger dated as of December 1, 2009 (the “Merger Agreement”);

WHEREAS, Section 8.12 of the Merger Agreement provides that at any time prior to the Effective Time, the Merger Agreement may be amended by the parties thereto;

WHEREAS, in accordance with Section 8.12 of the Merger Agreement, Regan and Legacy have agreed to amend the Merger Agreement to provide each holder of shares of Regan Common Stock receiving cash in lieu of fractional shares but not receiving any whole shares of Legacy Common Stock with a right to acquire a fraction of a share of Legacy Common Stock equal to the share fraction such holder would otherwise have been entitled had fractional shares been issued in the Merger; such right exercisable only in the event of a public offering by Legacy or the acquisition of Legacy by a public reporting company on or before the second anniversary of the Closing Date of the Merger;

WHEREAS, the respective Boards of Directors of Regan and Legacy have approved the merger of Regan with and into Legacy upon the terms and subject to the conditions of the Merger Agreement, as amended by this First Amendment (as so amended, the “Amended Merger Agreement”);

WHEREAS, the Board of Directors of Regan has (i) determined the Amended Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of, Regan and its shareholders, (ii) adopted the Amended Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) directed that the Amended Merger Agreement be submitted to Regan’s shareholders for their approval and (iv) resolved to recommend that Regan’s shareholders approve the Amended Merger Agreement;

WHEREAS, the Board of Directors of Legacy has (i) determined that the Amended Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of, Legacy and its stockholders, (ii) adopted the Amended Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) submitted the Amended Merger Agreement to Legacy’s stockholders for their approval and (iv) recommended that Legacy’s stockholders approve the Amended Merger Agreement;

WHEREAS, Legacy’s stockholders have approved the Amended Merger Agreement and the Merger by unanimous written consent pursuant to Section 228 of the Delaware General Corporation Law; and

NOW, THEREFORE, in consideration of the foregoing premises the parties hereto hereby agree as follows:

ARTICLE I

AMENDMENTS TO THE MERGER AGREEMENT

Section 1.01.

The INDEX OF DEFINED TERMS is hereby amended to insert the following terms and section references as appropriate so that they appear in proper alphabetical order:

Term

Defined in Section

Public Acquisition ……………………………………..  2.4(f)

Public Offering ………………………………………...  2.4(f)

Right or Rights ………………………………………...  2.4(f)

Section 1.02.  Section 2.4(f) of the Merger Agreement is hereby amended and superseded in all respects by the provisions of this First Amendment.  As amended and restated, Section 2.4(f) of the Merger Agreement reads in its entirety:

(f)

No Fractional Shares.  No certificates or scrip for a fraction of a share of Legacy Common Stock will be issued in connection with the Merger, but in lieu thereof each holder of shares of Regan Common Stock who would otherwise be entitled to a fraction of a share of Legacy Common Stock pursuant to the provisions of Section 2.2 (after aggregating all fractional shares of Legacy Common Stock to which such holder is entitled) shall receive from the Surviving Corporation an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) $450.  Each holder of shares of Regan Common Stock receiving pursuant to the preceding sentence cash in lieu of fractional shares but not receiving pursuant to Section 2.2 any whole shares of Legacy Common Stock shall receive a right (each a “Right” and collectively the “Rights”) to acquire a fraction of a share of Legacy Common Stock equal to the share fraction such holder would otherwise be entitled, at a price per share equal to $450.  No Rights shall be exercisable unless a Public Offering or a Public Acquisition occurs during the period ending on or before the two year anniversary of the Closing Date and if neither a Public Offering nor a Public Acquisition occurs prior to such two year anniversary, then all Rights shall terminate in full.  Legacy will provide reasonable advance notice to all holders of Rights of any Public Offering or Public Acquisition and permit the exercise of such Rights until the last Business Day prior to the Public Offering or Public Acquisition; provided that Legacy’s issuance of the fractional shares subject to the Rights shall be conditional upon the consummation of the Public Offering or Public Acquisition.  For purposes of this paragraph, “Public Offering” shall mean the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of shares of Legacy Common Stock for the account of Legacy to the public and “Public Acquisition” shall mean the closing of a merger or consolidation of Legacy with or into any other business entity that, prior to and immediately following the consummation of the merger or consolidation, is a public reporting company subject to the Exchange Act.  Each of Legacy and Regan hereby agree and acknowledge that each holder of a Right conveyed under this paragraph is an intended third party beneficiary of this paragraph, although not a direct party to this Agreement, with the right to seek to enforce the terms of this paragraph directly against Legacy in the event of a breach.

ARTICLE II

GENERAL PROVISIONS

Section 2.01.  Unless otherwise defined herein, all capitalized terms used in this First Amendment have the meanings given to them in the Merger Agreement.

Section 2.02.  On and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Merger Agreement, and each reference in any of the agreements or certificates to be delivered in connection with the Merger Agreement to the “Merger Agreement,” “thereunder,” “thereof” or words of like import referring to the Merger Agreement, shall mean and be a reference to the Merger Agreement as amended by this First Amendment.

Section 2.03.  The Merger Agreement as amended by this First Amendment constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, representations or other arrangements, whether express or implied, written or oral, of the parties in connection therewith except to the extent expressly incorporated or specifically referred to herein. In the event of a conflict between the respective provisions of the Merger Agreement and this First Amendment, the terms of this First Amendment shall control.

Section 2.04.  Except as specifically amended by the terms of this First Amendment, the terms and conditions of the Merger Agreement are and shall remain in full force and effect for all purposes.

Section 2.05.  This First Amendment may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 2.06.  All disputes, claims or controversies arising out of or relating to this First Amendment, or the negotiation, validity or performance of this First Amendment, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

Section 2.07.  This First Amendment shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this First Amendment, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this First Amendment, other than the provisions of Section 1.02 (which are intended to be for the benefit of the persons covered thereby or the persons entitled to certain rights thereunder and may be enforced by such persons).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Legacy and Regan have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

REGAN HOLDING CORP.

By:

s/ R. Preston Pitts

Name:

 R. Preston Pitts

Title:

 President

THE LEGACY ALLIANCE INC.

By:

s/ Lynda L. Pitts

Name:

 Lynda L. Pitts

Title:

 President